CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF SERIES B PREFERRED STOCK, PAR VALUE $0.001 PER SHARE

OF

KINERJAPAY CORP.

The undersigned, the Board of Directors of KinerjaPay Corp., a Delaware corporation (the “Corporation”), does hereby certify, that, pursuant to authority conferred upon the Board of Directors and pursuant to the Delaware General Corporation Law (“DGCL”), the following resolutions creating a Series of Series B Preferred Stock was duly adopted by the Corporation’s Board of Directors on September 30, 2018:

WHEREAS, the Certificate of Incorporation of the Corporation, as amended, authorizes the Board of Directors of the Corporation to issue up to ten million (10,000,000) shares of preferred stock, par value $0.0001 per share, issuable from time to time in one or more series or classes, of which four hundred thousand (400,000) shares of Series A Preferred Stock is presently issued and outstanding (the “Series A Preferred Stock”); and

WHEREAS, the Board of Directors is authorized to fix the rights, terms and preferences and the number of shares constituting any new series and the designation thereof, of any of them; and

WHEREAS, for good and valuable consideration, receipt of which is hereby acknowledged by the Corporation, including, without limitation, the agreement by the issuee of the shares of the newly authorized series of preferred stock as set forth below (the “Series B Voting Preferred Stock” or “Series B Preferred Stock”) to: (i) enter into a new employment agreement with the Corporation in the form attached to the resolutions of the Board of Directors of the Corporation dated September 30, 2018 (the “September 2018 BOD Resolutions”); and (ii) defer repayment of certain indebtedness by the Corporation to the issuee, according to the terms of note as set forth in and attached to the September 2018 BOD Resolutions, the Board of Directors authorizes the adoption of this Certificate of Designation and the issuance of shares of Series B Preferred Stock, as set forth below.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of five hundred thousand (500,000) shares of a newly authorized Series B Preferred Stock and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such Series B Preferred Stock as follows:

1. Amount; Designation; Sub-Series. The designation of this series, the authorized amount of which consists of five hundred thousand (500,000) shares of Series B Preferred Voting Stock with a par value of $0.0001 per share (the “Series B Preferred Stock”).

2. Rank. The Series B Preferred Stock shall rank senior to the Corporation’s common stock, par value $0.0001 (the “Common Stock”) but junior to any class or series of the Corporation’s preferred stock hereafter created or its presently authorized and issued shares of Series A Convertible Preferred Stock.

3. Voting Rights. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holder of the Series B Preferred Stock shall have full voting rights and powers on all matters subject to a vote by the holders of the Corporation’s Common Stock and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock having the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. For so long as Series B Preferred Stock is issued and outstanding, the holders of Series B Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series B Preferred Stock being entitled to fifty-one percent (51%) of the total votes on all such matters regardless of the actual number of shares of Series B Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

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4. Dividends. Unless otherwise declared from time to time by the Board of Directors, out of funds legally available thereof, the holders of shares of the outstanding shares of Series B Preferred Stock shall not be entitled to receive dividends.

5. No Preemptive or Conversion Rights. Holders of Series B Preferred Stock shall not be entitled, as a matter of right, to subscribe for, purchase or receive any part of any stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend by virtue of the Series B Preferred Stock nor shall the shares of Series B Preferred Stock be convertible into shares of the Corporation’s Common Stock.

6. Liquidation Rights. The holder or holders of the Series B Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

7. No Reissuance of Series B Preferred Stock. Any share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be cancelled, shall return to the status of authorized but unissued preferred stock of not designated series, and shall not be reissuable by the Corporation as a Series B Preferred Stock.

8. Loss, Theft, Destruction of Certificates. Upon the Corporation’s receipt of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series B Preferred Stock (in form reasonable satisfactory to the Corporation) and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of mutilation, upon surrender and cancellation of the mutilated certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificate representing shares of Series B Preferred Stock, a new certificate representing shares of Series B Preferred Stock of like tenor.

9. Who Deemed Absolute Owner. The Corporation may deem the holder, Edwin Ng and/or his assigns, in whose name shares of Series B Preferred Stock is registered upon the Corporation’s books to be, and may treat it as, the absolute owner of such shares of Series B Preferred Stock for all purposes, and the Corporation shall not be affected or bound by any notice to the contrary.

10. Transfer Restrictions; Legend. The shares of Series B Preferred Stock are being issued to Edwin Ng or his assigns. In the event Mr. Ng is no longer acting as Chairman of the Board of Directors and Chief Executive Officer of the Corporation, the shares of Series B Preferred Stock shall automatically, without any action on the part of any party, or the Corporation, be deemed cancelled in their entirety. Certificates representing all shares of Series B Preferred Stock, and all shares of the Corporation’s common stock issued upon conversion thereof have not been registered under the Securities Act or any state or foreign securities laws, and are and will continue to be restricted securities within the meaning of Rule 144 of the General Rules and Regulations under the Securities Act and applicable state statutes, and consents to the placement of an appropriate restrictive legend or legends on any certificates evidencing the securities and any certificates issued in replacement or exchange therefor and acknowledges that the Corporation will cause its stock transfer records to note such restrictions.

11. Stock-Transfer Register. The Corporation shall keep at its principal office an original or copy of a register in which it shall provide for the registration of the Series B Preferred Stock. Upon any transfer of Series B Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on its stock-transfer register.

12. Amendments. The Corporation may amend this Certificate of Designation only with the approving vote of holders of a majority of the then-outstanding shares of Series B Preferred Stock.

13. Headings. The headings of the sections, subsections and paragraphs of this Certificate of Designation are inserted for the convenience of the reader only and shall not affect the interpretation of the terms and provisions of this Certificate of Designation.

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14. Severability. If any provision of this Certificate of Designation, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

15. Governing Law. The terms of this Certificate of Designation shall be governed by the laws of the State of Delaware, without regard to its conflicts-of-law principles.

In Witness Whereof, KinerjaPay Corp. has caused this Certificate of Designation to be duly executed in its corporate name on this 30th day of September 2018.

KINERJAPAY CORP.

By:
Name:	Edwin Witarsa Ng
Title:	CEO and Sole Director

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